Exhibit 10.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) is among EAGLE MATERIALS INC. (the “Borrower”), each lender party hereto, JPMORGAN CHASE BANK, N.A., individually as a lender and as administrative agent for itself and the other lenders (in its capacity as administrative agent, the “Administrative Agent”), BANK OF AMERICA, N.A. and BRANCH BANKING AND TRUST COMPANY, as “co-syndication agents” and WELLS FARGO BANK, N.A. and REGIONS BANK, as “co-documentation agents”. This Amendment is dated as of the date set forth below opposite the signature of the Borrower on the signature pages hereto (the “Effective Date”) provided such date is not later than October 31, 2012.

RECITALS:

Borrower, certain lenders, and the Administrative Agent have entered into that certain Second Amended and Restated Credit Agreement dated as of December 16, 2010 (the “Agreement”). Borrower, the Administrative Agent, the lenders party hereto desire to amend the Agreement as herein set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the Effective Date:

ARTICLE 1.

Definitions

Section 1.1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE 2.

Amendments

Section 2.1. Amendment to Existing Defined Terms in Section 1.01(Defined Terms). The definition of the following terms defined in Section 1.01 of the Agreement are amended in their entirety to read as follows:

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08; (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; and (c) increased from time to time pursuant to Section 2.19. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment. As of the First Amendment Effective Date, the aggregate amount of the Lenders’ Commitments is $400,000,000.00.

“Consolidated EBITDA” means, with respect to any Person and any period, the sum of the following calculated for such Person on a consolidated basis:

(a) the total of: (i) its Consolidated Net Income minus; (ii) the income (or plus the loss) of any third party (other than a subsidiary of the Person) in which the Person or a subsidiary of such Person has an ownership interest; plus (iii) the income of any such third party to the extent actually received in cash by the Person or a subsidiary of such Person in the form of dividends or similar distributions (the amount determined in accordance with this clause (a), herein the “Adjusted Net Income”); plus

(b) to the extent deducted from revenues in determining Adjusted Net Income: (i) its Consolidated Interest Expense; (ii) expense for taxes paid or accrued; (iii) depletion; (iv) depreciation; (v) amortization; (vi) non-cash stock-based compensation expense; and (vii) non-cash losses incurred other than in the ordinary course of business (provided if such non-cash losses are required in the future to be paid in cash, the cash amount shall be deducted to arrive at Consolidated EBITDA in the period in which the cash is paid); plus

(c) to the extent deducted from revenues in determining Adjusted Net Income, all transaction costs, fees, expenses and other charges directly incurred in connection with the LNA Transaction and the issuance of Equity Interests and the issuance and/or incurrence of Indebtedness related thereto (including, without limitation, fees and expenses of any counsel, appraisers, consultants and other advisors, any financing fees, due diligence fees or any other fees and expenses in connection therewith); provided that for any period of calculation, the aggregate amount added in determining Consolidated EBITDA under the terms of this clause (c) for such period shall not exceed $5,000,000; plus

(d) to the extent deducted from revenues in determining Adjusted Net Income, the amount of cost savings, other operating improvements and synergies and changes in allocated overhead projected by the Borrower in good faith to be realized as a result of specified actions taken in connection with the acquisition of the LNA Acquired Assets, which cost savings, other operating improvements and synergies and changes in allocated overhead shall be calculated on a pro forma basis as though such cost savings, other operating improvements and synergies and changes in allocated overhead had been realized on the first day of such period, provided that (i) such cost savings, improvements, synergies and changes are reasonably identifiable and factually supportable on a basis reasonably acceptable to the Administrative Agent; and (ii) for any period of calculation, the aggregate amount added in determining Consolidated EBITDA under the terms of this clause (d) for such period shall not exceed an amount equal to the greater of (A) 15% of the total Consolidated EBITDA for such period or (B) $30,000,000; minus

(e) to the extent included in its Adjusted Net Income, extraordinary, nonrecurring or other nonoperating income or gains.

Notwithstanding anything herein to the contrary, but without duplication, the Borrower’s Consolidated EBITDA for any period shall: (i) include, to the extent the following can be derived from audited or reviewed financial statements delivered to the Administrative Agent and to the extent not already included in the Borrower’s Consolidated EBITDA for such period: (a) in the case of an Acquisition of Equity Interests in a Person, the Consolidated EBITDA of such Person for the portion of the calculation period before it became a Subsidiary and (b) in the case of an Acquisition of assets and the acquisition of the LNA Acquired Assets, the Consolidated EBITDA associated with such acquired assets for the portion of the calculation period before such acquisition by the Borrower or any Subsidiary and (ii) exclude: (a) in the case of a disposition of Equity Interests in a Person, the Consolidated EBITDA of such Person for the portion of the calculation period after it is directly or indirectly disposed of and (b) in the case of a disposition of assets, the Consolidated EBITDA associated with such assets for the portion of the calculation period after such assets were disposed of.

“Non-Guarantor Subsidiary” means a Subsidiary (i) that is not a Guarantor or (ii) with respect to any transaction restricted by Sections 6.01 or 6.04, who will not, concurrently with or immediately after giving effect to any such transaction, be a Guarantor.

Section 2.2. Additions to Section 1.01 (Defined Terms). The following definitions are added to Section 1.01 of the Agreement in alphabetical order:

“consolidated total assets” means, as of any date of determination, the total amount of all assets of the Borrower and its Subsidiaries calculated on a consolidated basis as of such date.

“First Amendment Effective Date” means the “Effective Date” as that term is defined in that certain First Amendment to Second Amended and Restated Credit Agreement among the Borrower, the lenders party thereto, the Administrative Agent and the other agents named therein.

“IRD Bond Indenture” means the Amended and Restated Trust Indenture, dated as of June 1, 2003, between the City of Sugar Creek, Missouri, as the issuer, and UMB Bank, N.A. in its capacity as trustee.

“LNA “ means Lafarge North America Inc., a Maryland corporation.

“LNA Acquired Assets” means the assets transferred to the Borrower and/or any Subsidiary pursuant to the LNA Acquisition Agreement.

“LNA Acquisition Agreement” means the Asset Purchase Agreement dated the First Amendment Effective Date among the Borrower, as the parent, Audubon Subsidiary LLC, as the purchaser thereunder and LNA and the affiliates of LNA party thereto as sellers.

“LNA Transaction” means, collectively, the transactions contemplated by the LNA Acquisition Agreement.

“Non-Guarantor Investments” means with respect to Borrower or any Subsidiary: (a) the purchase, holding or other acquisition (including pursuant to any merger with any Person) of any Equity Interests of a Non-Guarantor Subsidiary or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of a Non-Guarantor Subsidiary, (b) the making or permitting to exist of any loans or advances to any Non-Guarantor Subsidiary, (c) the Guaranty of any obligations of any Non-Guarantor Subsidiary, and (d) the making or permitting to exist of any other investment in the equity of any Non-

Guarantor Subsidiary. The amount of the Non-Guarantor Investments at any date of determination shall equal the sum of the following: (i) with respect to the making of any capital contributions or other investment in the Equity of a Non-Guarantor Subsidiary or the acquisition of any other Equity Interests, indebtedness or other securities of a Non-Guarantor, the amount original expended to make or acquire the same, (ii) with respect to any loans or advances, the outstanding principal amount thereof as of the date of determination, (iii) with respect to any obligations Guarantied, the outstanding principal amount of the obligation as of the date of determination and (iv) with respect to any other investment, the amount original expended to make or acquire the same.

“Sugar Creek Lease” means the Amended and Restated Lease Agreement dated as of June 1, 2003 originally between the City of Sugar Creek, Missouri, as lessor, and Lafarge North America, Inc., as lessee (and/or its assigns, including, the rights assigned to any of the Borrower or the Guarantors in accordance with the terms of the LNA Acquisition Agreement).

“Sugar Creek Series B Bonds” means the bond or bonds of the series of Taxable Subordinate Industrial Development Revenue Bonds (Lafarge North America Inc. Project) Series 2003B, in the aggregate outstanding principal amount of $103,000,000, issued, authenticated and delivered pursuant to the IRD Bond Indenture.

Section 2.3. Amendment to Section 2.04(a) (Swingline Loans). Clause (a) of Section 2.04 of the Agreement is amended in its entirety to read as follows:

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

Section 2.4. Amendment to Section 2.19 (Increase of Revolving Commitments). Section 2.19 of the Agreement is amended in its entirety to read as follows:

Section 2.19 Increase of Revolving Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders), the Borrower may request an increase of the aggregate amount of the Commitments after the First Amendment Effective Date (each such requested increase amount, the “Increase Amount”): (i) by an aggregate amount equal to any integral multiple of $5,000,000 but no less than $10,000,000; (ii) by an aggregate amount up to $100,000,000; and (iii) to an amount not to exceed $500,000,000; provided that (x) no Default shall have occurred and be continuing and (y) the aggregate amount of the Commitments shall not previously have been increased more than three times pursuant to this Section 2.19. Each Lender, in its sole and absolute discretion, shall determine whether it will increase its Commitment. If one or more of the Lenders will not be increasing its Revolving

Commitment pursuant to such request, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, each as approved by the Borrower, and the Administrative Agent (a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Lenders; provided, that the Commitment of each New Lender shall be at least $10,000,000 and the maximum number of New Lenders shall be five (5). Upon receipt of notice from the Administrative Agent to the Lenders and the Borrower that the Lenders, or sufficient Lenders and New Lenders, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $5,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Administrative Agent and the Lenders willing to increase their respective Commitments and the New Lenders (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit D. If all existing Lenders shall not have provided their pro rata portion of the requested increase, then after giving effect to the requested increase the outstanding Revolving Loans may not be held pro rata in accordance with the new Commitments. In order to remedy the forgoing, on the effective date of the Increased Commitment Supplement, the Lenders shall make advances among themselves (either directly or through the Administrative Agent) so that after giving effect thereto the Revolving Loans will be held by the Lenders, pro rata in accordance with their respective Commitments. Any advances made under this Section 2.19 by a Lender shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders who shall receive such advances. The Commitments of the Lenders who do not agree to increase their Commitments cannot be reduced or otherwise changed pursuant to this Section 2.19.

Section 2.5. Amendment to Section 3.10 (ERISA). Section 3.10 of the Agreement is amended in its entirety to read as follows:

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $4,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $16,000,000 the fair market value of the assets of all such underfunded Plans.

Section 2.6. Amendment to Section 3.14 (Solvency). Section 3.14 of the Agreement is amended in its entirety to read as follows:

Section 3.14 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, rights of contribution under applicable law and the provisions of the Subsidiary Guaranty: (a) the fair value of the assets of Borrower and each Guarantor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each such party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each such party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each such party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date. The term “fair value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

Section 2.7. Amendment to Section 5.01 (Financial Statements; Ratings Change and other Information). Clauses (a) and (b) of Section 5.01 of the Agreement are amended in their respective entireties to read as follows:

(a) within 105 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (provided that such audit may be qualified with respect to the treatment of accounting matters related to the pro forma adjustments to such financial statements required as a result of the LNA Transaction for the applicable period prior to the closing of the LNA Transaction) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet as of the end of such fiscal quarter and the then elapsed portion of the fiscal year, and related statements of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, stockholders’ equity as of the end of such fiscal quarter and the then elapsed portion of the fiscal year, and cash flows as of the end of such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; (provided that such financial statements may be qualified with respect to the treatment of accounting matters related to the pro forma adjustments to such financial statements required as a result of the LNA Transaction for the applicable period prior to the closing of the LNA Transaction);

Section 2.8. Amendment to Section 6.01 (Indebtedness). Section 6.01 is amended as follows:

(a) Clause (c) is amended in its entirety to read as follows:

(c) Indebtedness of any Subsidiary to Borrower, of Borrower to any Subsidiary or of any Subsidiary to any other Subsidiary; provided that the aggregate amount of all of Non-Guarantor Investments after the Effective Date (such aggregate amount, the “Non-Guarantor Amount”) shall not at any time exceed an aggregate amount equal to the sum of (i) $15,000,000 plus (ii) the sum of the following: (A) the amount of all such Non-Guarantor Investments which are obligations guaranteed under the permissions of Section 6.04(a), plus (B) the aggregate outstanding principal amount of all of such Non-Guarantor Investments which are loans and advances made under the permissions of Section 6.04(a) plus (C) the aggregate amount of all such Non-Guarantor Investments which are Equity Interest acquisitions, capital contributions or other investments in the equity of a Non-Guarantor Subsidiary made after the Effective Date under the permissions of Section 6.04(a); plus (iii) all Receivable Financing Amounts (the sum of clauses (i), (ii) and (iii), herein the “Permitted Non-Guarantor Amount”) (To provide clarity to the proper interpretation of the provisions of this clauses (c) and the other applicable provisions of this Agreement, the Borrower and the Guarantors may make Non-Guarantor Investments: (x) subject to and in accordance with the $15,000,000 limit established under this Section 6.01(c)(i), as such limit is carried through Sections 6.01(f) and Section 6.04(d); (y) independent of the such limit, under the broader permissions of Section 6.04(a) if the conditions to such permissions are satisfied; and (z) to the extent constituting SPV Investments included in the Receivable Financing Amount);

(b) Clause (j) is amended in its entirety to read as follows:

(j) Indebtedness: (i) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, and other similar obligations, (ii) arising in connection with customary indemnification and purchase price adjustment obligations (excluding for purposes of this clause (j), Indebtedness of the type described in clause (k) of the definition of the term “Indebtedness”) incurred in connection with transactions permitted under Section 6.03 and Section 6.04; (iii) arising in connection with the obligations of the Borrower or any Guarantor under the Sugar Creek Lease as long as Borrower or a Guarantor is also the sole holder of all the Sugar Creek Series B Bonds and (iv) any guarantee by the Borrower or any Subsidiary of the obligations outstanding under the IRD Bond Indenture relating to the LNA Series B Bonds;

(c) Section 6.01(l)(iii) is amended in its entirety to read as follows:

(iii) Indebtedness for borrowed money incurred by the Borrower and the guarantee thereof by any of the Guarantors; and

Section 2.9. Amendment to Section 6.04 (Investments, Loans, Advances, Guaranties and Acquisitions). Section 6.04 is amended as follows:

(a) Clause (d) is amended in its entirety to read as follows:

(d) Equity Interest acquisitions, capital contributions or other investments in the equity of Subsidiaries; provided that the Non-Guarantor Amount shall at no time exceed the Permitted Non-Guarantor Amount;

(b) Clause (g) is amended in its entirety to read as follows:

(g) Guaranties and Indebtedness permitted by Section 6.01, Swap Agreements permitted by Section 6.05 and the Borrower’s or any Subsidiary’s acquisition and ownership of the Sugar Creek Series B Bonds;

(c) The text before the colon in clause (i) is amended in its entirety to read as follows:

(i) To the extent not otherwise permitted by the foregoing clause (h), the acquisition on one or more occasions of all or any portion of the issued and outstanding Equity Interests of Texas-Lehigh Cement Company, L.P. so long as:

Section 2.10. Amendment to Section 6.08 (Restrictive Agreements). Section 6.08 is amended in its entirety to read as follows:

Section 6.08 Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guaranty Indebtedness of the Borrower or any other Subsidiary; provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by law, regulation or order or by this Agreement or the other Loan Documents,

(ii) the foregoing shall not apply to restrictions and conditions applicable to the Senior Notes and existing on the Effective Date or applicable to the other Indebtedness identified on Schedule 6.08 and existing on the Effective Date (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition provided that the restrictions applicable to the Senior Notes may be expanded to specifically restrict the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the obligations arising under this Agreement as long as such Liens are permitted if Senior Notes are secured equally and ratably with the obligations arising under this Agreement),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of the assets of, or an Equity Interest in, a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets or Subsidiary that is to be sold and such sale is permitted hereunder,

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (A) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) Liens permitted by Section 6.02 or any document or instrument evidencing or granting any such Liens, if such restrictions or conditions apply only to the property or assets that are the subject of such Liens,

(v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof,

(vi) clause (b) of the foregoing shall not apply to customary provisions contained in agreements entered into in connection with Receivables Securitization Financings permitted by Section 6.01(h) that impose restrictions on the ability of the special purpose entity party thereto to declare, pay or set aside funds for the making of any distribution in respect of the Equity Interests issued by such entity or to make or repay loans or advances to or guaranty indebtedness of the Borrower or any other Subsidiary,

(vii) the foregoing shall not apply to restrictions on cash or other deposits which are permitted to be subject to a Lien under Section 6.02 or covenants requiring a party to maintain a certain level of net worth to the extent such covenants are imposed by suppliers under contracts entered into in the ordinary course of business,

(viii) the foregoing shall not apply to restrictions and conditions imposed by the documentation executed in connection with an unsecured financing permitted by clause (iii) of Section 6.01(l) and incurred after the First Amendment Effective Date; provided that (A) such restrictions and conditions are substantially the same as those or less restrictive than those governing the Senior Notes and (B) the same shall not prohibit, restrict or impose any condition upon the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the obligations arising under this Agreement unless such prohibition, restriction or imposition permits such Liens to the extent such unsecured financing is secured equally and ratably with the obligations arising under this Agreement, and

(ix) the foregoing shall not apply to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar person.

Section 2.11. Amendment to Schedule 2.01. Schedule 2.01 of the Agreement is amended in its entirety to read as set forth on Schedule 2.01 hereto.

ARTICLE 3.

Conditions Precedent

Section 3.1. Conditions. The effectiveness of Article 2 of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) Each Lender whose Commitment amount has changed pursuant to this Amendment and who has requested a promissory note under the terms of Section 2.09 of the Agreement prior to the Effective Date, shall have received a duly executed promissory note in the amount of its Commitment;

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrower, the Guarantors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(c) The Administrative Agent shall have received all fees and other amounts due and payable by Borrower on or prior to the Effective Date under the Fee Letter between Borrower and Administrative Agent dated September 7, 2012, all fees and other amounts due and payable by Borrower on or prior to the Effective Date under the Agreement and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required as of the Effective Date to be reimbursed or paid by the Borrower under the Agreement;

(d) The Administrative Agent shall have received true and correct copies of the executed amendments to the Note Purchase Agreements governing the Senior Notes which shall modify the definition of Consolidated EBITDA included therein in a manner that is in form and substance acceptable to the Administrative Agent;

(e) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower and the Guarantors, covering the matters set forth in Sections 3.01, 3.02 and 3.03 of the Agreement in respect of this Amendment and any Loan Documents executed in connection herewith and covering such other matters relating to the Borrower, the Guarantors, this Agreement or the transactions contemplated hereby as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion;

(f) The representations and warranties contained herein and in the Agreement, as amended hereby, shall be true and correct in all material respects as of the Effective Date as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date; and

(g) No Default shall exist as of the Effective Date.

Article 2 of this Amendment shall not be effective unless the foregoing conditions are satisfied on or before October 31, 2012.

ARTICLE 4.

Miscellaneous

Section 4.1. Ratifications. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Borrower, the Administrative Agent and the Lenders party hereto agree that the Agreement as amended hereby and the other Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms.

Section 4.2. Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Lenders as of the Effective Date as follows: (a) after giving effect to this Amendment, no Default exists; (b) after giving effect to this Amendment, the representations and warranties set forth in the Agreement are true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date; and (c) the Borrower has provided the Administrative Agent true and correct copies of the executed IRD Bond Indenture, the Sugar Creek Lease and the LNA Acquisition Agreement, in each case as in effect on the Effective Date.

Section 4.3. Survival of Representations and Warranties. All representations and warranties made in this Amendment survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.

Section 4.4. Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are amended so that any reference in such Loan Documents to the Agreement means a reference to the Agreement as amended hereby.

Section 4.5. Expenses of Lender. As provided in the Agreement, Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the costs and fees of Administrative Agent’s legal counsel.

Section 4.6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 4.7. Applicable Law. This Amendment is be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

Section 4.8. Successors and Assigns. This Amendment is binding upon and inures to the benefit of the Administrative Agent, each Lender party hereto, and Borrower and their respective successors and assigns, except Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Any assignment in violation of this Section shall be void.

Section 4.9. Counterparts; Effectiveness. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment. Except as provided in Section 3.1, this Amendment shall become effective after it has been executed by the Administrative Agent and the number of Lenders that are required by the Agreement to make it effective when (and shall not be binding or enforceable before) it shall have been executed by the Borrower. The LNA Acquisition Agreement shall be executed and delivered by the parties thereto immediately after the execution and delivery of this Amendment by all parties hereto and the Borrower will promptly provide the executed copy thereof to the Administrative Agent. The Borrower intends that the LNA Acquisition Agreement shall be effective for all purposes on the same day as and immediately after its execution and delivery of this Amendment.

Section 4.10. Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any Lender to or for any breach of or deviation from any covenant, condition or duty by Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 4.11. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 4.12. ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Executed as of the Effective Date.

Effective Date: September 26, 2012	EAGLE MATERIALS INC.

	By:	/s/ D. Craig Kesler
D. Craig Kesler, Executive Vice President - Finance and Administration and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,

By:	/s/ Brandon Watkins
Brandon Watkins, Vice President

BANK OF AMERICA, N.A.

By:	/s/ Jennifer Yan
	Name:	Jennifer Yan
	Title:	SVP

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Allen King
	Name:	Allen King
	Title:	Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Andrew M. Widmer
	Name:	Andrew M. Widmer
	Title:	Vice President

REGIONS BANK

By:	/s/ Richard Prewitt
	Name:	Richard Prewitt
	Title:	Vice President

SUNTRUST BANK

By:	/s/ David Simpson
	Name:	David Simpson
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brett R. Schweickle
	Name:	Brett R. Schweickle
	Title:	Vice President

BANK OF TEXAS, N.A.[1]

By:
Name:
Title:

[1]	Bank of Texas, N.A. is not increasing its commitment; no signature is required.

THE NORTHERN TRUST COMPANY

By:	/s/ Morgan A. Lyons
	Name:	Morgan A. Lyons
	Title:	Senior Vice President

REAFFIRMATION OF SUBSIDIARY GUARANTY

Each of the undersigned Subsidiary Guarantors:

(a) acknowledges the execution and delivery by Eagle Materials, Inc. (“Borrower”) of that certain First Amendment to Second Amended and Restated Credit Agreement dated the Effective Date (as defined therein) among Borrower, JPMorgan Chase Bank, N.A. (the “Administrative Agent”), and the various lending institutions party thereto (the “Lenders”) (the “First Amendment”; capitalized terms used herein shall have the meanings set forth in the First Amendment);

(b) acknowledges and agrees that: (i) any reference in the Subsidiary Guaranty to the “Credit Agreement” as defined therein shall be deemed to mean a reference to the Agreement as amended by the First Amendment, and (ii) the term “Guarantied Indebtedness” as used in the Subsidiary Guaranty shall include the obligations, indebtedness and liability of the Borrower arising under the Agreement as amended by the First Amendment;

(c) ratifies and confirms the Subsidiary Guaranty;

(d) represents and warrants that all of the representations and warranties of such Subsidiary Guarantor made in the Agreement, as amended by the First Amendment and the Subsidiary Guaranty are true and correct in all material respects as of the Effective Date (except to the extent that such representations or warranties are expressly made only as of a specific prior date);

(e) agrees that the Subsidiary Guaranty remains in full force and effect and that the Subsidiary Guaranty continues to constitute its legal, valid and binding agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(f) acknowledges and agrees that it has no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Agreement or the Subsidiary Guaranty.

AG SOUTH CAROLINA LLC
AMERICAN GYPSUM COMPANY LLC (formerly
American Gypsum Company)
AMERICAN GYPSUM MARKETING COMPANY
CCP CEMENT COMPANY
CCP CONCRETE/AGGREGATES LLC
CCP GYPSUM LLC (formerly CCP Gypsum
Company)
CCP LAND COMPANY
CENTEX CEMENT CORPORATION
HOLLIS & EASTERN RAILROAD COMPANY LLC
ILLINOIS CEMENT COMPANY LLC
MATHEWS READYMIX LLC
M&W DRYWALL SUPPLY COMPANY
MOUNTAIN CEMENT COMPANY
NEVADA CEMENT COMPANY
REPUBLIC PAPERBOARD COMPANY LLC
TEXAS CEMENT COMPANY
WESTERN AGGREGATES LLC (formerly Western
Aggregates, Inc.)
WESTERN CEMENT COMPANY OF CALIFORNIA

By:	/s/ D. Craig Kesler
Name:	D. Craig Kesler
Title:	Senior Vice President and Treasurer

CENTEX MATERIALS LLC
TLCC GP LLC

By:	/s/ D. Craig Kesler
	Name:	D. Craig Kesler
	Title:	Senior Vice President and Treasurer

TLCC LP LLC

By:	/s/ Joseph P. Sells
	Name:	Joseph P. Sells
	Title:	Manager

SCHEDULE 2.01

TO

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Lender and Commitments

Lender	Commitment
JPMorgan Chase Bank, N. A.	$53,250,000.00
Bank of America, N. A.	$53,250,000.00
Wells Fargo Bank, N.A.	$53,250,000.00
Branch Banking & Trust	$53,250,000.00
Regions Bank	$50,000,000.00
SunTrust Bank	$50,000,000.00
PNC Bank	$40,000,000.00
The Northern Trust Company	$27,000,000.00
Bank of Texas	$20,000,000.00

Total	$400,000,000.00